KEELEY SMALL CAP VALUE FUND, INC.
NINTH AMENDMENT TO THE TRANSFER AGENT SERVICING AGREEMENT

     THIS NINTH AMENDMENT dated as of this 1st day of October ,2006, to the Transfer Agent Servicing Agreement, dated as of September 8, 1993, Addendums as of September 30, 1998, January 1, 2000, July 1, 2000, November 1, 2002, and as amended January 1, 2002, January 1, 2002, April 22, 2002, July 24, 2003, November 15, 2004, March 29, 2005, May 16, 2005 and January 13, 2006 (the “Agreement”), is entered by and between KEELEY SMALL CAP VALUE FUND, INC., a Maryland corporation (the “Fund”) and U.S. Bancorp Fund Services, LLC, a Wisconsin limited liability company (“USBFS”).

RECITALS

     WHEREAS, the parties have entered into a Transfer Agent Servicing Agreement; and

     WHEREAS, the Fund and USBFS desire to amend said Agreement; and

     WHEREAS, Section 9 of the Agreement allows for its amendment by a written instrument executed by both parties.

     NOW, THEREFORE, the parties agree as follows:

A.	Section 9(B) of the agreement shall be replaced in its entirety with the following:

This Agreement shall become effective as of the date first written above and will continue in effect for a period not less than 36 months. Subsequent to the initial three- year term, this Agreement may be terminated by either party upon giving 90 days prior written notice to the other party or such shorter period as is mutually agreed upon by the parties. Notwithstanding the foregoing, this Agreement may be terminated by any party upon the breach of the other party of any material term of this Agreement if such breach is not cured within 15 days of notice of such breach to the breaching party.

B.	The following language shall be added to the Agreement at Section 9(G):

Earlv Termination. In the absence of any material breach of this agreement, should the Trust elect to terminate this agreement prior to the end of the term, the trust agrees to pay the following fees:

	(a)	All monthly fees through the life of the contract, including the rebate of any negotiated discounts;

	(b)	All fees associated with converting services to successor service provider;

	(c)	All fees associated with any record retention and/or tax reporting obligations that may not be eliminated due to the conversion to a successor service provider;

	(d)	All out-of-pocket costs associated with a-c above.

C.	The fee schedule of the Agreement is hereby superseded and replaced with the fee schedule attached hereto.

Except to the extent supplemented hereby, the Agreement shall remain in full force and effect.

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

KEELEY SMALL CAP VALUE FUND, INC.		U.S. BANCORP FUND SERVICES, LLC

By:	/s/ John L. Keeley, Jr.	By:	/s/ Michael R. McVoy

Name:	John L. Keeley, Jr.	Name:	Michael R. McVoy

Title:	President	Title:	Sr. Vice President

Fee Schedule to Transfer Agent Servicing Agreement of
Keeley Small Cap Value Fund, Inc.

KEELEY SMALL CAP VALUE FUND, INC.
and KEELEY FUNDS, INC.
TRANSFER AGENT & SHAREHOLDER SERVICES
ANNUAL FEE SCHEDULE AT 10/1/06

Service Charges to the Fund*	Qualified Plan Fees (Billed to Investors)
Annual Shareholder Account Fee (see minimum)	$15.00/qualified plan acct (Cap at $30.00/SSN)
Load Fund - $16.00 / account	$15.00/Coverdell ESA acct (Cap at $30.00/SNN)
$25.00/transfer to successor trustee
• Load Fund, level 3 - $13.00/account on the	$25.00/participant distribution (Excluding SWPs)
first 100,000 level 3 accounts	$25.00/refund of excess contribution
Shareholder Fees (Billed to Investors)
• Load Fund, level 3 - $11.50/account on the	$15.00/outgoing wire transfer
next 50,000 level 3 accounts	$15.00/overnight delivery
$ 5.00/telephone exchange
• Load Fund, level 3 - $10.00/account on the	$25.00/return check or ACH
remaining level 3 accounts	$25.00/stop payment
$ 5.00/research request per account (Cap at
Annual Minimum	$25.00/request) (For requested items of the
$30,00 per load fund	second calendar year [or previous] to the
$18,000 each additional class	request)
Basis Point
0.5 BPS on Assets Market Value for 1st 1 billion	Technology Charges
0.20 BPS on assets over $1 billion	1.	Implementation Services
First CUSIP - $2,000/first CUSIP
Activity Charges		Fund Setup - $1,500/additional CUSIP
Telephone Calls - $1.00/minute		800 Service - $1,650 ATT transfer connect
Voice Response Calls - $.35/call		VRU Setup - $500/fund group
AML New Account Service - $1.00/new domestic		NSCC Setup - $1,500/fund group
accounts and $2.00/new foreign account	2.	12b-1 Aging - $1.50/account/year
	3.	Average Cost - $.36/account/year
AML Base Service (excl Level 4 accounts)	4.	File Transmissions – subject to requirements
0-999 accounts - $500.00/year	5.	Selects - $300 per select
1,000-4,999 accounts - $1,000/year	6.	ReportSource – No Charge – Web reporting
5,000-9,999 accounts - $2,500/year	7.	Physical Certificate Shares
10,000+ accounts - $5,000/year		Setup - $750/fund
Issue of Certificate - $10.00/certificate
ACH/EFT Shareholder Services:		transaction
$125.00/month/fund group	8.	Extraordinary services – charged as incurred
$.50/ACH item, setup, change		Development/Programming - $150/hour
$5.00/correction, reversal		Conversion of Records – Estimate to be
provided
Out-of-pocket Costs – including but not limited to:		Custom processing, re-processing
Telephone toll-free lines, call transfers, etc.
Mailing, sorting and postage
Stationery, envelopes
Programming, special reports
Insurance, record retention, microfilm/fiche
Proxies, proxy services
Lost shareholder search
ACH fees
NSCC charges
All other out-of-pocket expenses

*Subject to CPI increase, Milwaukee, MSA.